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-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    |-----------------------------|
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See Instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6.  Relationship of Reporting
                                              |                                              |      Person(s) to Issuer
       Grimes      Spencer           B.       |    Netvoice Technologies Corporation (NTVT)  |      (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |       X  Director    __ 10% Owner
      400 Madison Avenue, 20th Floor          |     curity Number of     |   Month/Year      |       __ Officer     __ Other
----------------------------------------------|     Reporting Person     |                   |          (give title    (specify
                    (Street)                  |     (Voluntary)          |                   |           below)         below)
                                              |                          |                   |
                                              |                          |       4/01        |           _________________
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      New York           NY         10017     |                          |   (Month/Day/Year)| X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security    | 2. Trans- | 3. Trans-    | 4. Securities Acquired (A)|5. Amount of     |6. Owner-      | 7. Nature of
     (Instr. 3)           |    action |    action    |    or Disposed of (D)     |   Securities    |   ship        |    Indirect
                          |    Date   |    Code      |    (Instr. 3, 4 and 5)    |   Beneficially  |   Form:       |    Bene-
                          |           |    (Instr. 8)|                           |   Owned at      |   Direct (D)  |    ficial
                          |    (Month/|              |                           |   End of Month  |   or          |    Ownership
                          |    Day/   |              |                           |   (Instr. 3     |   Indirect (I)|    (Instr. 4)
                          |    Year)  |------------------------------------------|    and 4)       |   (Instr. 4)  |
                          |           |Code  |   V   | Amount  |(A) or |  Price  |                 |               |
                          |           |      |       |         |(D)    |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|---------|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|---------|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|----   --|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|---------|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|----   --|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|---------|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
--------------------------|-----------|------|-------|---------|-------|----   --|-----------------|---------------|----------------
                          |           |      |       |         |       |         |                 |               |
====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one person, see Instruction 4(b)(v).


                                Page 1 of 2 pages
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FORM 4 (Continued)              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of    |6.Date Exer-     |7.Title and   |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative   |  cisable        |  Amount of   |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities   |  and            |  Underlying  |  Deriv-| ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired     |  Expiration     |  Securities  |  ative | Secur-   | Deriv-  |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-  |  Date           |  (Instrs. 3  |  Secur-| ities    | ative   |cial
              |  ative   |        |        |  posed of     | (Month/Day/     |   and 4)     |  ity   | Bene-    | Secur-  |Owner-
              |  Security| (Month/|        |  (D)          |  Year)          |              | (Instr.| ficially | ity:    |ship
              |          |  Day/  |        |(Instrs. 3,4,  |                 |              |  5)    | Owned    | Direct  |(Instr.4)
              |          |  Year) |        | and 5)        |                 |              |        | at End   | (D) or  |
              |          |        |        |               |-----------------|--------------|        | of Month | Indirect|
              |          |        |        |               |Date    |Expira- |      |Amount |        |(Instr. 4)| (I)     |
              |          |        |        |               |Exer-   |tion    |Title |or     |        |          | (Instr. |
              |--------------------------------------------|cisa-   |Date    |      |Number |        |          |  4)     |
              |          |        |    |   |        |      |ble     |        |      |of     |        |          |         |
              |          |        |    |   |        |      |        |        |      |Shares |        |          |         |
              |          |        |Code| V |   (A)  | (D)  |        |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------
Series A      |          |11/01/00| X  |   |  1222  |      | Immed. |  None  |Common|  1222 | $3.25  |    (2)   |    D    |
Convertible   |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
Preferred     |          |        |    |   |        |      |        |        |      |       |        |          |         |
Stock         |          |        |    |   |        |      |        |        |      |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Series A      |          | 4/24/01| X  |   |  1444  |      | Immed. |  None  |Common|  1444 | $3.25  |    (2)   |    D    |
Convertible   |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
Preferred     |          |        |    |   |        |      |        |        |      |       |        |          |         |
Stock         |          |        |    |   |        |      |        |        |      |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Warrant to    |          |11/01/00| X  |   |        | 1222 |11/01/00| 6/30/10|Series|  1222 | $0.01  |    (2)   |    D    |
Purchase      |          |        |    |   |        |      |        |        |A Con-|       |        |          |         |
Series A      |          |        |    |   |        |      |        |        |verti-|       |        |          |         |
Convertible   |          |        |    |   |        |      |        |        |ble   |       |        |          |         |
Preferred     |          |        |    |   |        |      |        |        |Pre-  |       |        |          |         |
Stock or      |          |        |    |   |        |      |        |        |ferred|       |        |          |         |
Common Stock  |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
              |          |        |    |   |        |      |        |        |or    |       |        |          |         |
              |          |        |    |   |        |      |        |        |Common|       |        |          |         |
              |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Warrant to    |          | 4/24/01| X  |   |        | 1444 |04/02/01| 6/30/10|Series|  1444 | $0.01  |    (2)   |    D    |
Purchase      |          |        |    |   |        |      |        |        |A Con-|       |        |          |         |
Series A      |          |        |    |   |        |      |        |        |verti-|       |        |          |         |
Convertible   |          |        |    |   |        |      |        |        |ble   |       |        |          |         |
Preferred     |          |        |    |   |        |      |        |        |Pre-  |       |        |          |         |
Stock or      |          |        |    |   |        |      |        |        |ferred|       |        |          |         |
Common Stock  |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
              |          |        |    |   |        |      |        |        |or    |       |        |          |         |
              |          |        |    |   |        |      |        |        |Common|       |        |          |         |
              |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Series A      |          |11/01/00| X  |   |131,624 |      | Immed. |  None  |Common|131,624| $3.25  |     (2)  |    I    |By BG
Convertible   |          |        |    |   |        |      |        |        |Stock |       |        |          |         |Media
Preferred     |          |        |    |   |        |      |        |        |      |       |        |          |         |Inter-
Stock         |          |        |    |   |        |      |        |        |      |       |        |          |         |mediate
              |          |        |    |   |        |      |        |        |      |       |        |          |         |Fund L.P.
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|------------|-------|---------
Series A      |          | 4/24/01| X  |   |155,556 |      | Immed. |  None  |Common|155,556| $3.25  |2,463,692(1)|  I    |By BG
Convertible   |          |        |    |   |        |      |        |        |Stock |       |        |            |       |Media
Preferred     |          |        |    |   |        |      |        |        |      |       |        |            |       |Inter-
Stock         |          |        |    |   |        |      |        |        |      |       |        |            |       |mediate
              |          |        |    |   |        |      |        |        |      |       |        |          |         |Fund L.P.
--------------|----------|--------|----|---|-------|-------|--------|--------|------|-------|--------|----------|---------|---------
Warrant to    |          |11/01/00| X  |   |       |131,624|11/01/00| 6/30/10|Series|131,624| $0.01  |    (2)   |    I    |By BG
Purchase      |          |        |    |   |       |       |        |        |A Con-|       |        |          |         |Media
Series A      |          |        |    |   |       |       |        |        |verti-|       |        |          |         |Inter-
Convertible   |          |        |    |   |       |       |        |        |ble   |       |        |          |         |mediate
Preferred     |          |        |    |   |       |       |        |        |Pre-  |       |        |          |         |Fund L.P.
Stock or      |          |        |    |   |       |       |        |        |ferred|       |        |          |         |
Common Stock  |          |        |    |   |       |       |        |        |Stock |       |        |          |         |
              |          |        |    |   |       |       |        |        |or    |       |        |          |         |
              |          |        |    |   |       |       |        |        |Common|       |        |          |         |
              |          |        |    |   |       |       |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|-------|-------|--------|--------|------|-------|--------|----------|---------|---------
Warrant to    |          | 4/24/01| X  |   |       |155,556|04/02/01| 6/30/10|Series|155,556| $0.01  |    (2)   |    I    |By BG
Purchase      |          |        |    |   |       |       |        |        |A Con-|       |        |          |         |Media
Series A      |          |        |    |   |       |       |        |        |verti-|       |        |          |         |Inter-
Convertible   |          |        |    |   |       |       |        |        |ble   |       |        |          |         |mediate
Preferred     |          |        |    |   |       |       |        |        |Pre-  |       |        |          |         |Fund L.P.
Stock or      |          |        |    |   |       |       |        |        |ferred|       |        |          |         |
Common Stock  |          |        |    |   |       |       |        |        |Stock |       |        |          |         |
              |          |        |    |   |       |       |        |        |or    |       |        |          |         |
              |          |        |    |   |       |       |        |        |Common|       |        |          |         |
              |          |        |    |   |       |       |        |        |Stock |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Represents the total number of shares of Series A Convertible Preferred Stock owned at the end of the month of April, 2001.
    Spencer B Grimes disclaims beneficial ownership of the securities held by BG Media Intermediate Fund L.P. except tot he extent of Spencer B. Grimes' pecuniary interest in such securities.
(2) See footnote (1) and the corresponding text for the number of derivative securities beneficially owned at the end of the month of April, 2001


**  Intentional misstatements or omissions of facts constitute                      /s/ Spencer B. Grimes                   05/01/01
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------       ----------
                                                                                   ** Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                Page 2 of 2 pages
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